Exhibit 99.1

Bryn Mawr Bank Corporation Experiences Strong Earning Asset Growth and Expands Wealth Management Business; BOLI Change; and The Bryn Mawr Trust Company of Delaware – Analyst Update – August 19, 2008

•	$10 Million Subordinated Debt Raised to Support Earning Asset Growth and Expansion of Wealth Management Business

Bryn Mawr Bank Corporation (the “Corporation”) and its wholly owned subsidiary, The Bryn Mawr Trust Company (the “Bank”), have experienced significant growth in portfolio loans and leases over the past 30 months, as total portfolio loans and leases grew 43% or $258 million from $595 million at December 31, 2005 to $853 million at June 30, 2008. This growth is due in part to the Corporation’s strong efforts in servicing local businesses, non-profit organizations, as well as retail clients, all within the Bank’s trade area. Additionally, the Corporation’s five year goal of reaching $5 Billion in Wealth assets under management and administration was advanced with the July 15, 2008 acquisition of Lau Associates, a Wilmington, Delaware based financial planning and investment advisory firm.

This earning asset growth, along with intangible assets created as part of the July 15, 2008 acquisition of Lau Associates, have put a strain on the Corporation’s Tier II regulatory capital ratio. Accordingly, the Corporation raised $10 million in subordinated debt on July 30, 2008 which is intended to qualify as Tier II capital. The subordinated debt bears interest at ninety day LIBOR plus 3.75%, adjusted quarterly and is due on September 15, 2018.

The following table presents the Corporation’s and Bank’s risk based capital ratios at June 30, 2008, which exceed the standards for classification as “well capitalized”; along with the pro-forma effects of $10 million in subordinated debt and pro-forma capital transactions relating to the acquisition of Lau Associates and the formation of Bryn Mawr Trust of Delaware (discussed later in this document).

The Bryn Mawr Trust Company (Bank):

	Regulatory Minimum Ratio to be Well Capitalized	Actual 6/30/08	Pro-Forma(1) 6/30/08
Tier I Capital to Risk Weighted Assets (“RWA”)	6.00%	9.43%	9.21%
Total (Tier II) Capital to RWA	10.00%	10.32%	11.12%
Tier I Leverage Ratio (Tier I Capital to Total Quarterly Average Assets)	5.00%	9.09%	8.80%

Bryn Mawr Bank Corporation (Corporation):

	Regulatory Minimum Ratio to be Well Capitalized	Actual 6/30/08	Pro-Forma(2) 6/30/08
Tier I Capital to RWA	6.00%	10.05%	9.52%
Total (Tier II) Capital to RWA	10.00%	10.94%	11.43%
Tier I Leverage Ratio (Tier I Capital to Total Quarterly Average Assets)	5.00%	9.70%	9.04%

(1)

Pro-forma Bank ratios include subordinated debt of $10 million, a $1.1 million special dividend to the Corporation for the Lau acquisition, each of which occurred after June 30, 2008, and a $1.0 million special dividend to the Corporation for The Bryn Mawr Trust Company of Delaware, which is expected to occur in the third quarter 2008.

(2)

Pro-forma Corporation ratios include subordinated debt of $10 million, $5.8 million of identifiable intangible assets resulting from the Lau acquisition, and receipt of a $1.1 million special dividend for the Lau acquisition and a $1.0 million special dividend for The Bryn Mawr Trust Company of Delaware. (See footnote 1 above.)

The Corporation was able to raise the $10 million in a relatively short time period with reasonable terms. The Corporation may pursue additional amounts of subordinated debt as needed, to support earning asset growth and expansion of its Wealth Management business.

•	Bank Owned Life Insurance (“BOLI”)

On August 13, 2008, the Corporation gave notice to its BOLI insurance carrier that it intended to surrender its separate account BOLI insurance contracts. Under the terms of the insurance contracts, the Corporation is to receive $15.6 million representing the adjusted book value of its BOLI investment six months from date of surrender, net of certain ongoing management expenses estimated to be $78 thousand. Additionally, the Corporation expects to record approximately $266 thousand in federal income taxes on the tax free buildup in the insurance contracts. These amounts ($78 thousand and $266 thousand, respectively) will be recorded in the Corporation’s income statement in the third quarter of 2008. As part of this surrender the Corporation has represented to the insurance carrier that it will not enter into any other BOLI arrangement or obtain life insurance on any of the employees covered by the BOLI policy for a five year period.

As disclosed in the Corporation’s June 30, 2008 Form 10Q (filed on August 6, 2008), on July 1, 2008 the insurance carrier moved the Corporation’s BOLI investment out of an actively managed mortgaged-backed securities fund into a money market fund. The investment will remain in the money market fund until it is paid to the Corporation in February 2009. The net effective crediting rate on the money market fund over the six month time period is expected to be zero.

•	The Bryn Mawr Trust Company of Delaware

The Corporation is pleased to announce that it has been granted formal approval from the Delaware Office of the State Bank Commissioner, in connection with its application to establish a limited purpose trust company in Delaware. The new entity will be located near Wilmington, Delaware, and will have the ability to be named, and serve, as a corporate fiduciary under Delaware law. The new entity will be a 100% wholly owned subsidiary of the Corporation, but will not be owned by the Bank. It is anticipated that this subsidiary will receive its initial capitalization of $1.04 million during the third quarter of 2008.

Delaware statutes are widely recognized as being favorable with respect to the creation of tax-advantaged trust structures, LLCs and related wealth transfer vehicles for families and individuals throughout the United States. Therefore, the wealth management capabilities of the Corporation will now be national in scope, and should ultimately contribute meaningfully to overall long-term growth and profitability. Meanwhile, the $2.2 billion (assets under management, administration and brokerage) trust business of the Bank, which operates at the corporate headquarters in Bryn Mawr, PA, which is closely associated with the proud heritage of the Corporation, operates largely under Pennsylvania statutes. The Corporation will now have the competitive advantage of being able to serve under either Delaware or Pennsylvania statutes, which provides trust and estate attorneys with attractive choices when planning for their clients.

The Bryn Mawr Trust Company of Delaware is expected to commence business in September 2008. Initial staffing will include two full-time trust professionals.

•	Lau Associates

See attached Bryn Mawr Trust “In The News” article regarding the acquisition of Lau Associates. Additional financial information regarding Lau Associates will be provided in the Corporation’s third quarter 2008 Form 10Q.

For additional information please contact Chairman and CEO, Frederick C. Peters, II at 610-581-4800.

In The News

Bryn Mawr Trust Acquires Lau Associates

On Tuesday, July 15, 2008, Bryn Mawr Bank Corporation announced that it had completed its acquisition of Lau Associates LLC a Wilmington, Delaware based financial planning and investment advisory firm with approximately $603 million of assets under management and $156 million of assets under supervision*.

Ted Peters, Chairman and Chief Executive Officer, stated, “Lau Associates is the premier provider of multi-family office services in the mid-Atlantic region. Lau Associates will operate as a separate entity under the continued leadership of their dynamic founder, Judith Lau.”

Under Judy’s leadership the firm has enjoyed tremendous growth and is recognized as one of the top advisory firms in the country by such publications as Bloomberg Wealth Manager Magazine, Medical Economics, and the Robb Report Worth Magazine.

Ted Peters, Chairman and CEO and Judith Lau

“The Lau group offers clients expertise in financial planning, investment management, tax and cash flow management, estate planning and experience in family dynamics of wealthy clients”, said Judy Lau.

“We are delighted to be joining Bryn Mawr Trust. The synergies between Bryn Mawr and Lau will bring together an exceptional trust company and our multi-family office to provide clients expanded opportunities and services.”

The acquisition of Lau Associates was reported in the Philadelphia Business Journal on Wednesday, July 15, 2008.

Bryn Mawr Bank Corporation, including its wholly-owned subsidiary, The Bryn Mawr Trust Company, which was founded in 1889, has $1 billion in corporate assets and $3.0 billion in trust and investment assets under management, administration, supervision and brokerage (which includes the $603 million of assets under management and $156 million of assets under supervision relating to Lau Associates. Bryn Mawr Trust offers a full range of wealth management services, personal and business banking services and is headquartered in Bryn Mawr, PA.

*	Assets under management and supervision are as of December 31, 2007.